UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 6, 2006

THOMAS EQUIPMENT, INC.
(Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1818 North Farwell Avenue, Milwaukee, WI	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 224-8812

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement;
Item 1.03 Bankruptcy or Receivership
Item 2.03 Creation of a Direct Financial Obligation; and
Item 3.02 Unregistered Sales of Equity Securities.

On September 6, 2006, Pneutech Inc., and its wholly-owned subsidiaries Rousseau Controls Inc. and Hydramen Fluid Power Limited (“Pneutech”), initiated a court-supervised restructuring to facilitate a refinancing of its credit facilities and to restore its competitive position. Pneutech obtained an order under the Canadian Companies’ Creditors Arrangement Act (the “Order”) in a hearing before the Quebec Superior Court of Justice, which maintains jurisdiction over Pneutech.

Pursuant to the Order, Pneutech received authorization to enter into a debtor in possession financing arrangement with Greystone Business Credit II, LLC (“Greystone”) to immediately replace Royal Bank of Canada as Pneutech’s principal lender. These credit facilities are expected to provide Pneutech with increased financing to fund ongoing operations while the Pneuetch implements its restructuring and will continue after Pneutech emerges from these proceedings.

The Order stays obligations of Pneutech to creditors for the customary initial period of 30 days and may be extended upon subsequent applications to the Court. Pneutech will continue to pay suppliers for goods and services provided after the date of the Order. While claims prior to the Order will be addressed in the restructuring plan, all suppliers of the Pneutech divisions will be paid in full.

RSM Richter Inc. will serve as the Court-appointed monitor under the proceedings and will assist Pneutech during the process.

The new credit facility with Greystone, which closed on September 8, 2006, includes a revolving line of credit in the maximum amount of $15,000,000, which also includes term loans of up to $1,158,000. The facility will expire in 3 years, subject to earlier termination under certain circumstances. Loans will be advanced based upon 85% of eligible accounts receivable and up to a maximum of 59% of eligible inventory, subject to certain limitations. Pneutech is required to have a minimum unused availability under the line of at least $1,800,000. A term loan of $558,000 will be made available to Pneutech upon closing. The loan will amortize at a rate of $20,000 per month, plus accrued interest, with a final payment due upon the expiration of the facility. This term loan will be secured by real estate assets. To the extent that such real estate collateral does not have an appraised value equal to the term loan, the excess loan is required to immediately be repaid. An additional term loan of up to $600,000 will be provided to Pneutech at the discretion of Greystone. The loans bear interest at a rate of 3%, plus the prime interest rate. The interest rate will be reduced by ¾% after any 12-month rolling period, and for that period only, when Pneutech's consolidated net profit after interest, depreciation and the issuance of any employee stock options that results in a non-operational non-charge to Pneutech exceeds $2,000,000.

Pneuetch paid a commitment fee of $150,000 and will pay an annual commitment fee of ½% of the facility, payable on each anniversary. A loan servicing fee of .2% is payable each month based on the amount outstanding, but in no event less than a minimum loan amount of $7,500,000. If the average monthly loan balance is less than $7,500,000 (“Minimum Loan”), Greystone will be entitled to an additional fee equal to 2% of the difference between the Minimum Loan and the actual outstanding loan, payable in 12 monthly installments. There is also an unused line fee of .25% per annum. A fee of $100,000 is payable for the $600,000 term loan, payable in two $50,000 installments, payable on the first two anniversaries of the closing. In the event of a termination of the facility, an early termination fee will be payable. Such fee equals 2% of the facility if the termination occurs during the first two years and 1% thereafter. As additional consideration for the facility, Thomas Equipment, Inc. (the “Company”) will issue a warrant to Greystone to purchase 1,000,000 shares of common stock at a price of $.50 per share. The Company is obligated to register the shares of common stock underlying the warrant within six months from the closing.

Item 7.01 Regulation FD Disclosure.

On September 6, 2006 and September 11, 2006, Thomas Equipment, Inc. issued press releases concerning the foregoing restructuring of its subsidiaries. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan and Security Agreement between Pneutech, Inc., Rousseau Controls Inc., Hydramen Fluid Power Limited and Greystone Business Credit II, LLC, dated as of September 7, 2006

10.2	Guaranty of Pneutech Inc. in favor of Greystone Business Credit II, LLC , dated as of September 7, 2006

10.3	Guaranty of Rousseau Controls Inc. in favor of Greystone Business Credit II, LLC , dated as of September 7, 2006

10.4	Guaranty of Hydramen Fluid Power Limited in favor of Greystone Business Credit II, LLC Hydramen Fluid Power Limited, dated as of September 7, 2006

10.5	Guaranty of Thomas Equipment, Inc. in favor of Greystone Business Credit II, LLC, dated as of September 7, 2006

99.1	Press releases issued on September 6, 2006 and September 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS EQUIPMENT, INC.

Date: September 11, 2006	By:	/s/ JAMES E. PATTY
James E. Patty,
CEO